Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-00000) for the registration of 500,000 shares of common stock pertaining to the Savings, Retirement & Employee Stock Ownership Plan of PrivateBancorp, Inc. of our reports dated March 1, 2010, with respect to the consolidated financial statements of PrivateBancorp, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2009, and the effectiveness of internal control over financial reporting of PrivateBancorp, Inc., filed with the Securities and Exchange Commission.
/s/ Ernst & Young LLP
Chicago, Illinois
April 14, 2010